UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2015 (June 1, 2015)

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-16633	84-1460811
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

303-381-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2015, Array BioPharma entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Accuratus Lab Services, Inc. (“Accuratus”), pursuant to which Accuratus acquired certain assets and assumed certain liabilities relating to Array’s chemistry, manufacturing and controls (“CMC”) business in a transaction that closed on June 1, 2015. The sale of the CMC business provides this world-class team the opportunity to grow and achieve continued success, while continuing to provide expert support to Array’s drug discovery and development programs.

The transaction included the transfer of equipment, inventory and third party contracts of Array relating to its CMC business as well as Array’s facilities lease in Longmont, Colorado and the retention of approximately 33 Array CMC employees by Accuratus following the closing. Accuratus paid Array a cash purchase price at closing for the CMC assets, and Array is entitled to receive additional consideration for the CMC assets contingent upon achievement of revenue targets for the CMC business during the first and second year following the closing.

Each party has also agreed to indemnify and hold the other party and its affiliates harmless from and against breaches of representations and warranties or covenants under the Purchase Agreement and related agreements, and certain other liabilities identified in the Purchase Agreement, in each case subject to certain minimums and caps. Each party has also agreed to not engage in certain activities in competition with the other party for a period following closing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2015	Array BioPharma Inc.

	By:	/s/ Dave Horin
Dave Horin
Chief Financial Officer